Exhibit 99.1

SAIC Announces Second Quarter of Fiscal Year 2024 Results

•Revenues of $1.78 billion; 8.3% organic growth adjusted for impact of divestitures
•Net income of $247 million; Adjusted EBITDA(1) of $174 million or 9.8% as a % of revenues, an increase of 70 bps year-over-year
•Diluted earnings per share of $4.56; Adjusted diluted earnings per share(1) of $2.05
•Cash flows provided by operating activities of $150 million; Transaction-adjusted free cash flow(1) of $143 million
•Company increases revenue, adjusted EBITDA margin(1), and adjusted diluted EPS(1) guidance for fiscal year 2024

RESTON, VA, September 7, 2023—Science Applications International Corporation (NYSE: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the second quarter ended August 4, 2023.

“I am proud of the financial performance we delivered in the quarter with both strong organic revenue growth and margin expansion. We remain on track to achieve our three year financial targets and are off to a strong start,” said SAIC CEO Nazzic Keene. "Our focus remains on building and sustaining our high-performance culture to deliver value for our employees, customers, and shareholders."

Second Quarter of Fiscal Year 2024: Summary Operating Results

	Three Months Ended
	August 4, 2023	Percent change		July 29, 2022
	(in millions, except per share amounts)
Revenues	$1,784	(3)%		$1,831
Operating income	362	190%		125
Operating income as a percentage of revenues	20.3%	1,350	bps	6.8%
Adjusted operating income(1)	134	7%		125
Adjusted operating income as a percentage of revenues	7.5%	70	bps	6.8%
Net income	247	234%		74
EBITDA(1)	402	142%		166
EBITDA as a percentage of revenues	22.5%	1,340	bps	9.1%
Adjusted EBITDA(1)	174	5%		166
Adjusted EBITDA as a percentage of revenues	9.8%	70	bps	9.1%
Diluted earnings per share	$4.56	251%		$1.30
Adjusted diluted earnings per share(1)	$2.05	17%		$1.75
Net cash provided by operating activities	$150	6%		$141
Free cash flow(1)	$144	95%		$74
Transaction-adjusted free cash flow(1)	$143	93%		$74

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Second Quarter Summary Results
Revenues for the quarter decreased $47 million or 3% compared to the same period in the prior year primarily due to the sale of the logistics and supply chain management business (Supply Chain Business) ($149 million), the deconsolidation of the Forfeiture Support Associates J.V. (FSA) ($34 million), and contract completions, partially offset by ramp up on existing and new contracts. Adjusting for the impact of the divestiture of the Supply Chain Business and the deconsolidation of FSA, revenues grew 8.3%.
Operating income as a percentage of revenues increased from the comparable prior year period primarily due to the gain recognized from the sale of the Supply Chain Business, improved profitability across our contract portfolio, and lower indirect costs.
Adjusted EBITDA(1) as a percentage of revenues for the quarter increased to 9.8% from 9.1% for the same period in the prior year primarily due to improved profitability across our contract portfolio and lower indirect costs.
Diluted earnings per share for the quarter was $4.56 compared to $1.30 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $2.05 compared to $1.75 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 53.9 million from 55.9 million during the prior year quarter.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the second quarter increased $9 million compared to the prior year quarter, primarily due to the timing of payroll payments, partially offset by higher cash provided by the MARPA Facility in the prior year and higher tax payments in the current year.
During the quarter, SAIC deployed $126 million of capital, consisting of $100 million of plan share repurchases, $20 million in cash dividends, and $6 million of capital expenditures.
Sale of Logistics and Supply Chain Management Business
On May 6, 2023, SAIC closed the sale of its logistics and supply chain management business to ASRC Federal Holding Company, LLC for $356 million in cash, including $355 million received at closing and a post-closing adjustment for working capital. The divestiture is consistent with SAIC’s broader strategy to focus on Growth & Technology Accelerants and on innovative, platform-agnostic solutions that add shareholder value. SAIC recorded a preliminary pre-tax gain of $233 million, net of $7 million of transaction costs, which is included within other operating income on the condensed and consolidated statements of income.
Quarterly Dividend Declared
On September 6, 2023, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on October 27, 2023 to stockholders of record on October 13, 2023. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Backlog and Contract Awards
Net bookings for the quarter were approximately $0.7 billion, which reflects a book-to-bill ratio of 0.4 and a trailing twelve months book-to-bill ratio of 0.8. SAIC’s estimated backlog at the end of the quarter was approximately $22.5 billion. Of the total backlog amount, approximately $3.7 billion was funded.
Notable New Business Awards:
U.S. Department of Treasury: SAIC was awarded a $1.3 billion seven-year single-award indefinite delivery, indefinite quantity (IDIQ) contract by the Department of the Treasury to provide T-Cloud, a complete range of cloud and professional services. The T-Cloud contract supports Treasury’s adoption and transformation of a multi-cloud environment by centralizing management of the systems infrastructure, platform and software-as-a-service by a single broker. SAIC is responsible for delivering a shared service cloud infrastructure model that provides enterprise-wide efficiencies in access, contracting and security. SAIC will also provide services for business operations, technical, security, network, service desk, subject matter expert support and transition services. Net bookings and backlog for the quarter do not include any value related to T-Cloud. Consistent with the Company's policy, bookings and backlog related to this award will be recognized as the task orders under the IDIQ are received.
Notable Recompete Awards:
Naval Air Warfare Center Weapons Division: SAIC was awarded a multiple-award IDIQ contract with a $249 million ceiling from the U.S. Navy to continue supporting the Naval Air Warfare Center Weapons Division (NAWCWD)’s combat instrumentation platforms used for training and test evaluation ranges. Under the new contract, SAIC will perform systems design and integration, hardware and software upgrades or modifications for the Combat Environment Instrumentation Systems (CEIS). SAIC will also provide services to support global position system-based range equipment, airborne electronic warfare (EW) systems, warning & countermeasures systems and range Radio-Frequency/Electro-Optical Tracking systems. The Company will deliver test support and instrumentation for unmanned aerial vehicle (UAV) and telemetry systems.
Notable Space and Intelligence Community Awards:
U.S. Space and Intelligence Community: During the quarter, SAIC was awarded approximately $520 million of contract awards by space and intelligence community organizations. These awards represent a combination of new business and recompetes.
SAIC was awarded the following contracts subsequent to the end of the quarter which are not included in the current quarter net bookings and book-to-bill:
U.S. Space Force: SAIC was awarded a seven-year, $575 million contract by the United States Space Force to support its Ground Based Radar Maintenance and Sustainment Services (GMASS). Under the contract, SAIC will provide on-going sustainment and modification of the GMASS Contract-covered systems, including Upgraded Early Warning Radars (UEWR), the Precision Acquisition Vehicle Entry (PAVE) Phased Array Warning System (PAWS), and the Perimeter Acquisition Radar Attack Characterization System (PARCS) radars and all associated systems and equipment. In addition to sustaining operational capabilities, the contract will also utilize an integrated roadmap to highlight incremental opportunities and areas for innovation to promote backlog items and improve operational efficiencies. Through this work, SAIC will help further modernize critical missile warning and space domain awareness radars for key Space Force missions.

Fiscal Year 2024 Guidance
The table below summarizes fiscal year 2024 guidance and represents the Company's views as of September 7, 2023.

	CURRENT	PRIOR
	Fiscal Year	Fiscal Year
	2024 Guidance	2024 Guidance
Revenue	$7.20B - $7.25B	$7.125B - $7.225B
Adjusted EBITDA Margin(1)	9.3% - 9.4%	9.2% - 9.4%
Adjusted Diluted EPS(1)	$7.20 to $7.40	$7.00 to $7.20
Transaction-Adjusted Free Cash Flow(1)	$460M - $480M(2)	$460M - $480M
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10:00 a.m. Eastern time on September 7, 2023. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator driving our nation’s technology transformation. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in engineering, digital, artificial intelligence and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective and efficient solutions that are critical to achieving our customers' missions.
We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. SAIC is an Equal Opportunity Employer, fostering a culture of diversity, equity and inclusion, which is core to our values and important to attract and retain exceptional talent. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $6.9 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Joe DeNardi, +1.703.488.8528, joseph.w.denardi@saic.com
Media: Thais Hanson, +1.703.676.8215, publicrelations@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS or adjusted EBITDA margin to GAAP net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate net income may vary significantly based on actual events, the Company is not able to forecast GAAP diluted EPS or GAAP net income with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
(1)Non-GAAP measure, see Schedule 5 for information about this measure.
(2)Current transaction-adjusted free cash flow guidance excludes expected cash tax and other payments of approximately $82M related to the L&SCM sale which will impact cash flows provided by operating activities in the second, third and fourth quarters of fiscal year 2024.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	August 4, 2023	July 29, 2022	August 4, 2023	July 29, 2022
	(in millions, except per share amounts)
Revenues	$1,784	$1,831	$3,812	$3,827
Cost of revenues	1,568	1,612	3,361	3,382
Selling, general and administrative expenses	88	93	172	185
Acquisition and integration costs	1	1	1	10
Other operating income	(235)	—	(241)	—
Operating income	362	125	519	250
Interest expense	33	30	66	57
Other (income) expense, net	(6)	—	(5)	3
Income before income taxes	335	95	458	190
Provision for income taxes	(88)	(21)	(113)	(42)
Net income	$247	$74	$345	$148
Net income attributable to non-controlling interest	—	1	—	2
Net income attributable to common stockholders	$247	$73	$345	$146
Weighted-average number of shares outstanding:
Basic	53.5	55.6	53.9	55.9
Diluted	53.9	55.9	54.3	56.3
Earnings per share:
Basic	$4.60	$1.31	$6.40	$2.61
Diluted	$4.56	$1.30	$6.35	$2.59

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 4, 2023	February 3, 2023
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$352	$109
Receivables, net	958	936
Inventory, prepaid expenses and other current assets	74	152
Total current assets	1,384	1,197
Goodwill	2,851	2,911
Intangible assets, net	951	1,009
Property, plant, and equipment, net	90	92
Operating lease right of use assets	140	158
Other assets	256	176
Total assets	$5,672	$5,543
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$820	$767
Accrued payroll and employee benefits	330	328
Long-term debt, current portion	62	31
Total current liabilities	1,212	1,126
Long-term debt, net of current portion	2,215	2,343
Operating lease liabilities	138	152
Other long-term liabilities	264	218
Equity:
Total common stockholders' equity	1,843	1,694
Non-controlling interest	—	10
Total stockholders' equity	1,843	1,704
Total liabilities and stockholders' equity	$5,672	$5,543

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	August 4, 2023	July 29, 2022	August 4, 2023	July 29, 2022
	(in millions)
Cash flows from operating activities:
Net income	$247	$74	$345	$148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36	40	72	81
Amortization of off-market customer contracts	(2)	(4)	(4)	(6)
Amortization of debt issuance costs	3	4	4	6
Deferred income taxes	(19)	(24)	(25)	(22)
Stock-based compensation expense	15	12	27	23
Gain on sale of long-lived assets	(3)	—	(3)	—
Gain on divestitures	(240)	—	(247)	—
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of divestitures:
Receivables	37	68	(90)	(21)
Inventory, prepaid expenses and other current assets	4	(4)	8	7
Other assets	(7)	2	(3)	5
Accounts payable and accrued liabilities	(54)	(11)	52	29
Accrued payroll and employee benefits	52	(58)	9	(27)
Income taxes payable	67	37	74	36
Operating lease assets and liabilities, net	1	4	(2)	—
Other long-term liabilities	13	1	15	—
Net cash provided by operating activities	150	141	232	259
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(6)	(7)	(12)	(12)
Purchases of marketable securities	(2)	(2)	(5)	(4)
Sales of marketable securities	3	1	4	2
Proceeds from sale of long-lived assets	3	—	3	—
Proceeds from divestitures	—	—	355	—
Cash divested upon deconsolidation of joint venture	—	—	(8)	—
Other	—	(3)	(3)	(3)
Net cash (used in) provided by investing activities	(2)	(11)	334	(17)
Cash flows from financing activities:
Dividend payments to stockholders	(20)	(20)	(41)	(42)
Principal payments on borrowings	(100)	(516)	(260)	(575)
Issuances of stock	4	4	8	8
Stock repurchased and retired or withheld for taxes on equity awards	(102)	(64)	(190)	(148)
Proceeds from borrowings	—	515	160	515
Debt issuance costs	—	(5)	—	(5)
Distributions to non-controlling interest	—	(1)	—	(2)
Net cash used in financing activities	(218)	(87)	(323)	(249)
Net (decrease) increase in cash, cash equivalents and restricted cash	(70)	43	243	(7)
Cash, cash equivalents and restricted cash at beginning of period	431	65	118	115
Cash, cash equivalents and restricted cash at end of period	$361	$108	$361	$108

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	August 4, 2023	May 5, 2023	February 3, 2023
	(in millions)
Funded backlog	$3,716	$3,899	$3,554
Negotiated unfunded backlog	18,808	$19,895	20,248
Total backlog	$22,524	$23,794	$23,802
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Six Months Ended
	August 4, 2023	July 29, 2022	August 4, 2023	July 29, 2022
	(in millions)
Net income	$247	$74	$345	$148
Interest expense and loss on sale of receivables	35	31	71	59
Interest income	(4)	—	(5)	—
Provision for income taxes	88	21	113	42
Depreciation and amortization	36	40	72	81
EBITDA(1)	402	166	596	330
EBITDA as a percentage of revenues	22.5%	9.1%	15.6%	8.6%
Acquisition and integration costs	1	1	1	10
Restructuring and impairment costs	5	2	6	2
Recovery of acquisition and integration costs and restructuring costs	—	(3)	—	(3)
Gain on divestitures, net of transaction costs	(234)	—	(240)	—
Adjusted EBITDA(1)	$174	$166	$363	$339
Adjusted EBITDA as a percentage of revenues	9.8%	9.1%	9.5%	8.9%

Operating income	$362	$125	$519	$250
Operating income as a percentage of revenues	20.3%	6.8%	13.6%	6.5%
Acquisition and integration costs	1	1	1	10
Restructuring and impairment costs	5	2	6	2
Recovery of acquisition and integration costs and restructuring costs	—	(3)	—	(3)
Gain on divestitures, net of transaction costs	(234)	—	(240)	—
Adjusted operating income(1)	$134	$125	$286	$259
Adjusted operating income as a percentage of revenues	7.5%	6.8%	7.5%	6.8%

EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The gain on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended		Six Months Ended
	August 4, 2023	July 29, 2022	August 4, 2023	July 29, 2022
Diluted earnings per share	$4.56	$1.30	$6.35	$2.59

Acquisition and integration costs and restructuring and impairment costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.11	—	0.13	0.16
Tax effect of acquisition and integration costs and restructuring and impairment costs, divided by diluted WASO	(0.02)	—	(0.03)	(0.03)
Net effect of acquisition and integration costs and restructuring and impairment costs, divided by diluted WASO	0.09	—	0.10	0.13

Amortization of intangible assets, divided by diluted WASO	0.54	0.57	1.07	1.15
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.09)	(0.12)	(0.21)	(0.25)
Net effect of amortization of intangible assets, divided by diluted WASO	0.45	0.45	0.86	0.90

Gain on divestitures, net of transaction costs, divided by diluted WASO	(4.34)	—	(4.42)	—
Tax effect of gain on divestitures, net of transaction costs, divided by diluted WASO	1.29	—	1.30	—
Net effect of gain on divestitures, net of transaction costs, divided by diluted WASO	(3.05)	—	(3.12)	—

Adjusted diluted earnings per share(1)	$2.05	$1.75	$4.19	$3.62
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The gain on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow and Transaction-Adjusted Free Cash Flow

	Three Months Ended		Six Months Ended
	August 4, 2023	July 29, 2022	August 4, 2023	July 29, 2022
	(in millions)
Net cash provided by operating activities	$150	$141	$232	$259
Expenditures for property, plant, and equipment	(6)	(7)	(12)	(12)
Cash used (provided) by MARPA Facility	—	(60)	—	(60)
Free cash flow(1)	$144	$74	$220	$187
L&SCM divestiture transaction fees	7	—	7	—
L&SCM divestiture cash taxes	—	—	—	—
L&SCM divestiture transition services	(8)	—	(8)	—
Transaction-adjusted free cash flow(1)	$143	$74	$219	$187

FY24 Guidance
(in millions)
Net cash provided by operating activities	$410 to $430
Expenditures for property, plant, and equipment	Approximately $30
Free cash flow(1)	$380 to $400
L&SCM divestiture transaction fees	Approximately $7
L&SCM divestiture cash taxes	Approximately $75
Transaction-adjusted free cash flow(1)	$460 to $480
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. Transaction-adjusted free cash flow excludes cash taxes, transaction fees, and other costs related to the divestiture of the logistics and supply chain management business from free cash flow as previously defined. We believe that free cash flow and transaction-adjusted free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present similar non-GAAP liquidity measures. These measures should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.